EXHIBIT 99.01

[FORMFACTOR LOGO]

News Release

Contact:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer and	Investor Relations
Senior Vice President of Operations	(415) 399-9345
(925) 456-3911

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces Second Quarter Financial Results

Revenues of $22.1 million, up 18% sequentially and up 19% year over year

LIVERMORE, CA — July 29, 2003 — FormFactor, Inc. (NASDAQ: FORM) today announced its financial results for the second quarter of fiscal year 2003, ended June 28, 2003. Quarterly revenues were $22.1 million, up 18% from $18.7 million in the first quarter of fiscal year 2003, and up 19% from $18.5 million for the same period in fiscal year 2002.

Revenues for the six month period of fiscal year 2003 were $40.8 million, up 14% from $35.8 million in the first six months of fiscal year 2002.

Net income for the second quarter of fiscal year 2003 was $1.3 million or $0.04 per share on a pro forma fully diluted basis, compared to $0.7 million or $0.02 per share pro forma for the first quarter of fiscal year 2003, and $0.7 million or $0.02 per share pro forma for the same period of fiscal year 2002.

Net income for the six month period of fiscal year 2003 was $2.0 million or $0.06 per share on a pro forma fully diluted basis, compared to $1.6 million or $0.04 per share pro forma for the first six months of fiscal year 2002.

Pro forma earnings per share have been adjusted for the three months ended June 29, 2002, March 29, 2003 and June 28, 2003, and for the six months ended June 29, 2002 and June 28, 2003, assuming the initial public offering had already happened at the beginning of fiscal year 2002. The adjustment assumes the conversion to common stock of all redeemable convertible preferred stock, and the issuance of the common shares issued in the initial public offering. The Company believes the pro forma earnings per share presentation represents a better basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.

On a GAAP fully diluted basis, net income for the second quarter of fiscal year 2003 was $0.04 per share, compared to $0.02 per share for the first quarter of fiscal year 2003 and $0.02 per share for the same period of fiscal year 2002. Also on a GAAP fully diluted basis, net income for the six month period of fiscal year 2003 was $0.07 per share, compared to $0.05 per share for the first six months of fiscal year 2002.

Operating Income for the second quarter of fiscal year 2003 was 8.8% of revenues, up from 5.3% for the first quarter of fiscal year 2003, and up from 5.6% for the second quarter of fiscal year 2002.

Bookings of $25.5 million for the second quarter of fiscal year 2003 increased 47% from $17.4 million for the first quarter of fiscal year 2003 and were up 24% from $20.6 million for the second quarter of fiscal year 2002.

Igor Khandros, President and CEO of FormFactor noted: “We are seeing a positive demand momentum across all market segments for our product. Increased order flow from recent design wins for our products in both the flash memory and flip chip logic applications contributed to the increase in bookings during our second quarter. Our ability to meet our customers’ requirements for DRAM wafer probe products as they transition to smaller technology nodes like the current 110 nanometer transition and the onset of conversions to higher density 512 Mbit DRAM devices continue to make contributions to our revenue and bookings growth. We believe that the increase in demand for our wafer probe card products at the advanced technology nodes of 110 and 90 nanometers across all market segments is a testimonial to the strategic technology alignment between FormFactor and industry leading semiconductor manufacturers”.

The Company will discuss these results in a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the investor relations section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. The web cast replay will remain available until August 31, 2003. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until August 1, 2003 at 10:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering reservation number 466067.

About FormFactor:

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The company’s products are based on its proprietary MicroSpring interconnect technology and proprietary design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws. These statements include a number of risks and uncertainties. In addition, statements regarding design wins and bookings should not be read as predictions or projections of future performance. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductors devices; the rate at which semiconductor manufacturers make the transition to 110 and 90 nanometer technology nodes; the performance and market acceptance of the company’s new products or technologies; the implementation of volume production of the company’s new products; changes in semiconductor manufacturers’ test strategies, equipments or processes; and the company’s relationships with customers and companies that manufacture semiconductor test equipment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement is contained in the company’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on Form S-1, and subsequent SEC filings made by the company. Copies of filings made by the company with the SEC are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
Pro Forma vs. GAAP Results
(in thousands, except per share data)
(Unaudited)

A reconciliation of the denominator used in calculating pro forma fully diluted earnings per share is as follows:

	Three Months Ended			Six Months Ended

	June 29,	March 29,	June 28,	June 29,	June 28,
	2002	2003	2003	2002	2003

Net Income	$714	$699	$1,287	$1,560	$1,986
Weighted-average shares outstanding, diluted	29,535	29,266	31,170	29,754	29,950

Adjustment to reflect the shares issued in the IPO as if they had been outstanding since the beginning of fiscal year 2002	6,514	6,505	5,165	6,505	5,835
Pro forma weighted-average shares outstanding, diluted	36,049	35,771	36,335	36,259	35,785

Net income per share diluted as reported	$0.02	$0.02	$0.04	$0.05	$0.07
Net Income per share diluted pro forma	$0.02	$0.02	$0.04	$0.04	$0.06

FORMFACTOR, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 29, 2002	June 28, 2003	June 29, 2002	June 28, 2003

Revenues	$18,510	$22,094	$35,798	$40,763
Cost of revenues	9,422	11,469	18,281	21,269

Gross margin	9,088	10,625	17,517	19,494

Operating expenses:
Research and development	3,579	3,831	6,828	7,356
Selling, general and administrative	4,172	4,478	8,164	8,491
Stock-based compensation	302	371	467	704

Total operating expenses	8,053	8,680	15,459	16,551

Operating income	1,035	1,945	2,058	2,943
Interest income	199	174	389	336
Interest expense	(31)	(13)	(48)	(27)
Other income (expense), net	(4)	(30)	(22)	(49)

	164	131	319	260
Income before income taxes	1,199	2,076	2,377	3,203
Provision for income taxes	(485)	(789)	(817)	(1,217)

Net income	$714	$1,287	$1,560	$1,986

Net income per share:
Basic	$0.16	$0.12	$0.35	$0.25

Diluted	$0.02	$0.04	$0.05	$0.07

Weighted-average number of shares used in per share calculations:
Basic	4,438	10,894	4,517	7,806

Diluted	29,535	31,170	29,754	29,950

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 28,	June 28,
	2002	2003

		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$26,786	$115,614
Short-term investments	7,557	3,855
Accounts receivable, net of allowance for doubtful accounts	11,986	12,214
of $253 in 2002 and $203 in 2003 (unaudited)
Inventories, net	4,230	6,415
Deferred tax assets	2,571	2,571
Prepaid expenses and other current assets	3,463	1,482

Total current assets	56,593	142,151
Restricted cash	2,835	—
Property and equipment, net	16,538	16,040
Deferred tax assets	1,068	1,068
Long term investments	—	2,944
Other assets	484	445

Total assets	$77,518	$162,648

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Bank line of credit	$375	$1,375
Notes payable, current portion	500	—
Accounts payable	6,712	6,419
Accrued liabilities	7,677	6,703
Deferred revenue	793	269

Total current liabilities	16,057	14,766
Notes payable, less current portion	625	—
Deferred revenue	672	552

Total liabilities	17,354	15,318

Redeemable convertible preferred stock, $0.001 par value	64,895	—
Redeemable convertible preferred stock warrants	306	—

	65,201	—
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $0.001 par value	5	34
Additional paid in capital	20,064	168,606
Notes receivable from stockholders	(3,447)	(1,426)
Deferred stock-based compensation, net	(12,294)	(12,514)
Accumulated other comprehensive income	—	9
Accumulated deficit	(9,365)	(7,379)

Total stockholders’ equity (deficit)	(5,037)	147,330

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$77,518	$162,648